Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-11, of our report dated March 3, 2011 relating to the financial statements and financial statement schedule, which appears in Sabra Health Care REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the incorporation by reference in the Registration Statement of the reference to us under the heading “Experts” in the Registration Statement on Form S-11 (File No. 333-175436).

/s/ PricewaterhouseCoopers LLP
Irvine, CA
July 27, 2011